Exhibit 10(a)


                              OPERATING AGREEMENT
                                    BETWEEN
                           COMPUTERVISION CORPORATION
                                      AND
                                   CVSI, INC.

This agreement is entered into on July 18, 1997 and effective as of the Effective Date (as defined herein), by and between Computervision Corporation, a Delaware corporation, located at 100 Crosby Drive, Bedford, Massachusetts 01730 ("CV"), and CVSI, Inc., a Delaware corporation, located at 100 Crosby Drive, Bedford, Massachusetts 01730 ("CV Services").

RECITALS:

A. CV will transfer the Business (as defined below) to CV Services and its subsidiaries ("CVSI") effective as of the Effective Date pursuant to transactions contemplated by the Stock Purchase Agreement dated July 11, 1997 between CV and CVSI Acquisition Co., L.L.C., a Delaware limited liability company (the "Purchase Agreement").

B. CV and CV Services each desire to enter into this agreement to provide for the smooth transition of the Business (as defined below) from CV to CVSI while continuing to meet customer support needs, including, among other things, (i) the terms of continued operation of the Business by CVSI, and
     (ii) the provision of services by CV and its subsidiaries to CVSI and by CVSI to CV and its subsidiaries during a transition period and (iii) the distribution of CV Products by CVSI.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.0  DEFINITIONS

     Throughout this Agreement and the Exhibits and Schedules hereto, the following words and expressions shall have the following meanings:

1.1. "Agreement" shall mean this agreement and the Exhibits and Schedules attached hereto.

1.2 "Business" means the business and operations conducted by CV and its subsidiaries consisting primarily of providing the OSS Services other than the Excluded Subsidiaries.

1.3  "Customer Contracts" shall mean agreements with End-Users for OSS Services.

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

1.4 "CV Products" shall mean the family of software products that package vaulting, data management, configuration management and workflow management functions (currently known as Optegra) and such updates for such products as CV may hereafter develop and the Standard General Markup Language (SGML) burst and recompile modules that have yet to be formally released as Optegra modules or as a product to the extent developed and released by CV.

1.5 "Effective Date" shall mean the Closing Date as defined in the Purchase Agreement.

1.6  "End-User" shall mean any customer which purchases OSS Services.

1.7 "Foreign Companies" shall have the same meaning as is ascribed to such term in the Purchase Agreement.

1.8 "OSS Services" means the maintenance and support services for hardware, operating system software, networking software, layered software and upgrades thereto, as well as network design, implementation, management and security, logistics management, operations management, facilities management, systems integration, database support, consulting support, training, installation services and hardware product sales known as Open Services Solutions and the provision of spare parts and repair service to CV's international distributors, as set forth on Schedule 1.8. In addition, OSS Services shall include the sale of Sun Microsystems hardware in Japan and the resale by CVSI of Sun Microsystems hardware on a preferred basis for CV (as described in Section 3.4 hereof). OSS Services are provided at various levels of service as set forth on Schedule 1.8.

1.9 "Person" shall include bodies corporate, unincorporated associations and partnerships.

2.0 DESIGNATION OF CVSI AS "CV'S EXCLUSIVE WORLDWIDE PROVIDER FOR OPEN SERVICE SOLUTIONS SERVICES"

2.1  Designation

2.1.1 Subject to the conditions set out in this Agreement and subject to arrangements existing on the Effective Date pursuant to which CV distributors provide OSS Services in certain geographic regions on behalf of CV, CV hereby will refer to CVSI as CV's "Exclusive Worldwide Provider for Open Service Solutions Services." During the term hereof, CV shall promote the use of CVSI by its customers who request OSS Services and shall engage CVSI for the provision of OSS Services unless otherwise instructed by its customers. Notwithstanding the foregoing, if CV enters into a joint venture or partnership for a major business opportunity with a customer in which the services to be provided by the partner overlap the OSS Services, CV shall consider retaining CVSI as a subcontractor for the provision of OSS Services.

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

2.1.2 For the purposes of promotion and advertising of OSS Services, CV will refer to CVSI as its Exclusive Worldwide Provider for Open Service Solutions Services.

2.2  Service Provider to CV

     CVSI will be the exclusive provider of OSS Services worldwide to CV for CV's internal use as set forth in the Support Services Agreement between CV Services and CV, a form of which is attached hereto as Exhibit A, except
                                                            ---------
     where arrangements exist pursuant to which such services are currently being provided by a third party and systems running SAP and installed at CV's corporate headquarters (all of such arrangements which are material being set forth on Schedule 2.2 hereto).

2.3  Support of Third-Party Relationships

     CV shall use reasonable efforts to support CVSI efforts to establish relationships with third parties such as SunService and CACI.

3.0  SUBCONTRACTING SERVICE BY CVSI

3.1  OSS Services

     CVSI shall serve as CV's exclusive provider for OSS Services on a subcontract basis for customers of CV in the event that such customer has entered into a contract with CV to provide OSS Services and such contract is to be assigned to CVSI pursuant to the Purchase Agreement and has not been terminated or transferred pursuant to the Purchase Agreement. CVSI shall provide CV with such OSS Services on a subcontract basis and shall continue to provide the software maintenance services for CV Products in Australia, for PDGS in the United Kingdom and for CV's PDGS software product installed at Ford and other customers for whom CVSI is providing PDGS support on the Effective Date through CVSI personnel located in Germany that it provided on the Effective Date as more fully set forth on
     Schedule 3.1A, each to be provided at the prices set forth on Schedule 3.1B. After expiration of the initial term, the term of this arrangement will be renewed automatically on each anniversary of the Effective Date for an additional one (1) year period unless either party gives notice to the other party 180 days prior to the expiration of the current term of its intention to terminate this arrangement.

3.2  EPD Implementation Services

     CV and CVSI shall negotiate in good faith an arrangement pursuant to which CVSI shall provide implementation services (other than OSS Services) for CV's Electronic Product Definition (EPD) products within 90 days after the Effective Date.

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

3.3  Medusa Services

     CVSI shall provide, or shall cause to be provided through third parties reasonably acceptable to CV, first call support services in Germany for CV's Medusa line of products as set forth on Schedule 3.3 hereto (the "Medusa Services") for an initial period of three (3) years from the Effective Date. CV shall remain responsible for providing all other levels of support. CV shall pay to CVSI $1,500,000 per year for providing the Medusa Services in equal monthly installments of $125,000 due and payable monthly in arrears on the last day of each month. After expiration of the initial term, the term of this arrangement will be renewed automatically on each anniversary of the Effective Date for an additional one (1) year period unless either party gives notice to the other party 180 days prior to the expiration of the current term of its intention to terminate this arrangement.

3.4  Preferred Reseller Services

     CV shall make CVSI the preferred reseller of Sun hardware to any of CV's customers who inquire as to the purchase of Sun hardware for a minimum term of three years, with the parties to use their reasonable best efforts to extend the term of this arrangement beyond the minimum term, for so long as CV has a hardware referral agreement with Sun Microsystems or for so long as CV has the ability to appoint a preferred hardware reseller, whichever is greater. The Liason Committee (as defined below) shall develop the process by which CV shall refer customers desiring to purchase Sun hardware to CVSI. CV shall provide CVSI such information relating to the Sun hardware referral program as CVSI shall reasonably request.

3.5  Limit of Rights

     Subject to the provisions of Section 3.3, and except (i) in Australia with respect to CV Products, (ii) for PDGS in the United Kingdom and (iii) with respect to the PDGS software product installed at Ford and other customers being serviced by CVSI personnel located in Germany as of the Effective Date (for which CVSI shall continue to provide the software maintenance services it provided on the Effective Date) no other right is granted under this Agreement to CVSI to maintain any CV software products, and CV shall continue to have the sole and exclusive right to maintain CV software products and to license, appoint or otherwise contract with other Persons to maintain CV software products unless otherwise agreed. Nothing contained in this Agreement shall be deemed or construed to prohibit CVSI at any time from furnishing the same or similar services for products marketed by CVSI or entities other than CV.

3.6  Additional Services

     CV may from time to time request CVSI to provide certain products and services other than the OSS Services. CV and CVSI shall agree on a schedule of service

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

     planning and implementation, payment, pricing and terms and conditions for performing such activity. If the parties cannot agree after reasonable efforts upon an appropriate schedule within fourteen (14) days after the commencement of such discussions, CV shall be entitled to use any third party of its choice for such service.

3.7  Preferred Supplier of Services in Connection with Software Implementation

     When (i) CV proposes the sale or plans the implementation of CV software solutions to CV customers, or (ii) CV uses a subcontractor or an entity acting as an outsource services provider (the "Outsourcer") to deliver CV software implementation services to CV customers, CV shall introduce, or shall cause any Outsourcer to introduce, CVSI to such customers as the preferred supplier of the tasks set forth on Schedule 3.7. CVSI shall be responsible for defining, proposing and selling the specific tasks to the customer. At the request of CV or the Outsourcer, CVSI shall make available at no charge the appropriate level (such level to be reasonably determined by CVSI) of pre-sales assistance to support the sales effort of CV (or the Outsourcer, as applicable). If CVSI does not respond within 10 business days of receipt of a request from CV, or does not wish to participate in the total proposal/pre-sales phase, then CV and any such Outsourcer shall have the right to engage another provider of the services set forth on Schedule 3.7.

     In the event that the customer is receiving the tasks set forth on Schedule
     3.7 from an entity other than CV, CVSI or an Outsourcer, then CV shall inform, or shall cause any Outsourcer to inform, CVSI of the material facts and circumstances of the matter as known by CV and, at CVSI's request, CV shall, or shall cause any Outsourcer to, use reasonable efforts to arrange a meeting for CVSI to discuss with the customer the possibility that CVSI may provide the desired services.

3.8  Finland Services

     During the term of this Agreement, CVSI shall provide advisory and management services related to the disposition or winding up of Oy Computervision AB (the "Finland Business") from the Effective Date until such time as the Finland Business is sold or wound up. CVSI shall provide such services at no charge.

3.9  ELC/EVL Services

     During the term of this Agreement, CVSI shall provide operational advisory services related to the disposition of Extended Vision Logistics International B.V. ("EVL") and Computervision International Distribution B.V. (individually, "ELC," and together with EVL, the "Dutch Logistics Business") until such time as certain assets that are owned by the Dutch Logistics Business are transferred to CVSI from CV, the methodology of such transfer being described in Schedule 3.9 hereto. CVSI shall provide such services at no charge.

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

4.0  CONTRACT ASSIGNMENT

4.1 CVSI and CV will each give full support at all levels of each respective company and actively participate in communicating with CV Customers and third parties to accomplish the assignment or subcontracting of Customer Contracts, the termination of Customer Contracts at the expiration of their term with CV and the transition of End-Users to CVSI as contemplated by
     Section 3.4 of the Purchase Agreement. CV shall not make any assignment which requires the payment of any money by CVSI or making of any concession by CVSI to a CV customer without CVSI's written consent.

4.2 CV and CVSI will each give full support at all levels of each respective company and actively participate with CVSI in the assignment effort, including entering into subcontracting arrangements with CVSI in accordance with the provisions of Section 3 for End-Users that are not willing to have their contracts assigned to CVSI until the end of the then current Customer Contract term.

4.3 At the end of each month in which CVSI provides subcontracting services, CV will advance to CVSI, by wire transfer to an account designated by CVSI, the sum of (i) that month's billing (including all prepaid amounts as collected and not prorated over the service period) that CV has collected from End-Users for any Customer Contracts which have been subcontracted to CVSI for OSS Services rendered by CVSI and (ii) any amounts payable in respect to Customer Contracts which are 60 days or more overdue unless the customer's withholding of payment is due to CVSI's failure to satisfactorily perform OSS Services.

4.4 CV agrees to forward to CVSI a copy of any consent to the assignment of a Customer Contract obtained and received by CV after the Effective Date.

5.0  CV PROVIDED SERVICES

     CV shall assist CVSI with the transfer of the Business and other transactions contemplated hereunder and under the Purchase Agreement by providing the following services for the periods indicated in Section 8 below.

5.1 CV shall sublet the facilities set forth in Schedule 5.1 (the "Facilities") to CVSI for such period as is set forth in Schedule 5.1 beside the respective facility, pursuant to a sublease or license (as indicated on
     Schedule 5.1) to be entered between the parties substantially in the form attached hereto as Exhibit B which will provide for terms of occupancy on
                        ---------
     substantially the same terms and conditions (other than term, rental charge and amount of space occupied) as contained in the lease or sublease to which CV is a party. CVSI shall pay CV the rental charge for each Facility that is set forth on Schedule 5.1 hereto. Such sublease or license shall contain the provisions set forth in Section 7 of this Agreement. If CV terminates any lease or sublease underlying any

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

     such sublease or license to which CV Services or any of its subsidiaries is a party prior to the expiration of the then current term, and the validity or terms of such sublease or license are consequently negatively affected, CV shall pay CVSI the amount equal to any increase in rental charges to which CVSI is subjected due to such termination, including but not limited to, increases in rental charges due to a relocation by CV Services or any of its subsidiaries resulting from such termination, and any moving expenses incurred by CV Services or any of its subsidiaries pursuant to such relocation.

5.2 CV shall provide CVSI access to CV's internal computer systems and network, E-Mail and Internet access (the "Corporate Network Services") on a basis comparable to that provided to CVSI as of the Effective Date. CVSI shall pay CV $50,000 per month for the Corporate Network Services. CV and CVSI shall each contribute equal resources necessary to separate the Class B licenses as referenced in Schedule 3.2 to the Purchase Agreement.

5.3 CV shall provide CVSI use of telephone equipment, long distance service and data telecommunication (the "Telecommunications Services") at each of the Facilities where CV and CVSI will share a telephone exchange (as indicated on Schedule 5.1) on a basis comparable to that provided to CVSI as of the Effective Date. CV also shall provide CVSI with a separate phone line at the Bedford, Massachusetts Facility. CVSI shall pay CV for the Telecommunications Services its pro rata portion, based on the cost allocation methodology employed as of December 31, 1996 (the "Standard Methodology") of the cost of telephone equipment, total telephone usage costs and data telecommunications costs in Facilities. In Facilities where actual costs for Telecommunications Services are separately determined as of the Effective Date, CVSI will pay CV the actual cost to CV of the Telecommunications Services used by CVSI in such Facilities.

5.4 CV shall provide CVSI accounts receivable, collection, payroll and accounts payable services, treasury services, order management, maintenance of CVSI's general ledger on the SAP system and related accounting services and CV shall oversee and coordinate the engagement of any necessary providers of tax administration and preparation services and shall provide advice in connection with the filing and payment of sales and use taxes except for jurisdictions in which Foreign Companies (as defined in the Purchase Agreement) are located, all in accordance with past practice consistently applied (the "Finance and Accounting Services"). CVSI shall provide reasonable assistance to CV in the provision of the Finance and Accounting Services. CV shall provide the Finance and Accounting Services to CVSI free of charge; provided that CVSI shall be responsible for all compensation and related expenses of all employees of CVSI who assist in the provision of such services to CVSI.

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

5.5 CV shall grant CVSI a non-exclusive, non-transferable, royalty-free right and license to use the name "CV" as part of the "CV Services" trademark and logo, and the "CV Services" and "CV Services International" trademarks that have been applied for by CV, in connection with the provision of OSS Services for a period of three years and the letters "CV" in connection with their use in any trademark or logo using the name "CVSI" in perpetuity pursuant to the Trademark License Agreement attached as Exhibit C hereto.
                                                             ---------

5.6 CV hereby grants CVSI an exclusive, non-transferable, perpetual, royalty-free right and license from the Effective Date to use, copy and enhance PRIMOS and associated source code and use, copy, enhance, market, package, distribute and license PRIMOS applications and documentation; provided, however, that CV and its subsidiaries shall retain any and all rights to
     (i) use, copy and enhance PRIMOS and associated source code, applications and documentation for their respective internal operations, and (ii) use, copy and enhance PRIMOS and associated source code and use, copy, enhance, market, package, distribute and license PRIMOS applications and documentation for so long as CVSI is in default in its obligations to provide OSS Services under this Agreement and such default could reasonably be expected to result in a material breach of a Customer Contract.

5.7 CV hereby grants CVSI a non-exclusive, non-transferable, perpetual, royalty-free right and license from the Effective Date to use all patents identified on Schedule 3.2 to the Purchase Agreement as related to the OSS Business.

5.8 On the Effective Date, CV shall assign to CVSI the rights under the Authorized Support Provider Agreement currently in place between CV and SunSoft, Inc. (the "ASP Agreement") and similar rights pursuant to any successor arrangement thereto whereby CVSI has the right to provide those services outlined on Schedule 5.8 hereto (the "SunSoft Arrangements"). CV shall reimburse CVSI, as to up to 45,000 seats running Sun software products, the incremental costs of any per seat price increase charged CVSI under the SunSoft Arrangements:

          (i) for the period July 1, 1997 to June 30, 1998, the full amount of such price increase over those prices currently charged under the ASP Agreement as of June 30, 1997 (the "Current ASP Prices");

          (ii) for the period July 1, 1998 to June 30, 1999, the full amount of any such price increase over the Current ASP Prices in excess of 15% of the Current ASP Prices; and

          (iii) for any period thereafter, none.

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

The following table illustrates by way of example the above provisions:

                                        July 1, 1997 to     July 1, 1998
                         June 30, 1997  to July 30, 1998  to June 30, 1999
                         -------------  ----------------  -----------------
unit charge from               X               Y                  Z
 Sun:
unit charge to CVSI            X               X              X * 1.15
 net of reimbursement
 from CV:
CV reimbursement               0             Y - X         Z - (X * 1.15)
 to CVSI:

       However, notwithstanding the above,
       -----------------------------------

          (a) CV shall have no obligation to reimburse CVSI for any such price increase under this Section 5.8 to the extent that CVSI in its reasonable business judgment can offset all or a portion of such increase by increasing its market prices; and

          (b) for each of the periods referred to in subsections (i) and (ii) above, and to the extent CVSI meets the financial covenants under the credit facility with BankBoston existing on the Effective Date for such period, CVSI shall reimburse CV for any payments made under this Section
     5.8 for such period by an amount equal to one-half of the net operating income attributable to the resale of (i) more than $25,000,000 of Sun hardware referred by CV for the period from July 1, 1997 to June 30, 1998 and (ii) more than $35,000,000 of Sun hardware referred by CV for the period from July 1, 1998 to June 30, 1999, respectively; provided, however, that the aggregate amount of all such reimbursement payments made by CVSI shall not exceed the aggregate amount of payments made by CV under this
     Section 5.8. For purposes of the preceding sentence, net operating income attributable to such sales shall be deemed to equal gross margin less sales expenses, relating expenses and general and administrative expense allocated based on revenue, all as calculated in accordance with United States generally accepted accounting principles.

          Payments made by CV to CVSI under this Section 5.8 shall be made at the time that CVSI made payment to Sun under the applicable SunSoft Arrangement. Payments made by CVSI to CV under this Section 5.8 shall be made within thirty days of the end of the period for which reimbursement to CV is due.

          CVSI shall supply CV reports within fifteen (15) days at the end of each applicable period setting forth in reasonable detail such information as will allow CV

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

     to verify the calculation of amounts owed by either party under this
     Section 5.8. CVSI shall make available its books and records to CV for audit and inspection in connection with such verification. CV shall provide CVSI reasonable notice prior to the commencement of any such audit.

5.9 CV shall pay all suppliers and subcontractors providing goods or services relating to the Business in accordance with its current practices. In the event that CVSI receives notice that (i) CV has failed to make such payments on a timely basis and (ii) such delinquency would have a material and adverse effect on CVSI's business relationship with such supplier or subcontractor, CVSI shall provide CV with written notice of such delinquency and a description of the circumstances leading it to conclude that such an impact on its business relationship exists. If CV notifies CVSI, within five (5) business days of receipt of notice from CVSI, that a dispute exists within such supplier or subcontractor, the Liaison Committee shall decide upon the best course of action for the parties to take. If CV does not, within five (5) business days of CV's receipt of notice, either
     (i) deliver a notice of dispute, or (ii) pay such supplier or contractor the amounts owed, then CVSI may pay such supplier or subcontractor the amount owed by CV and CV shall pay to CVSI the amount of such payment within five (5) business days after CVSI's notification of CV that such payment has been made. Notwithstanding the foregoing, in the event that CV has timely notified CVSI of a dispute with such supplier of subcontractor, CV shall not be obligated to reimburse CVSI for any payments made by CVSI that have not been directed by the Liaison Committee.

5.10 CV shall cause ELC and EVL to provide logistics and distribution services for spare parts until such time as CVSI's subsidiary in the Netherlands obtains an import/export license similar to that held by ELC and EVL and the actions set forth in Schedule 3.9 are completed and CVSI shall pay CV an amount determined using the same methodology for cost allocation employed as of June 30, 1997.

5.11 CV and CVSI shall both share equally the costs incurred from and after the date hereof associated with the suit filed by CV against four employees and Auspex Systems, Inc. alleging breach of contract, breach of implied covenant of good faith and fair dealing, intentional interference with contractual and advantageous relations, and unfair and deceptive trade practices, and seeking (i) injunctive relief to prevent Auspex from hiring these employees, (ii) to prevent such employees from commencing employment with Auspex, and (iii) monetary damages. CV shall direct the Auspex Litigation. In the event of any recovery arising out of the Auspex Litigation, CV and CVSI shall equally divide the net proceeds of such recovery after deducting any costs incurred by CV associated with the Auspex Litigation arising prior to the date hereof.

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

6.0  CVSI PROVIDED SERVICES

     CVSI shall provide CV the following services for the periods indicated in
     Section 8 below, which periods may be reduced or extended upon mutual agreement of the parties hereto.

6.1 CVSI shall install CV Products at customers sites as requested by CV (the "Software Installation Services"). CV shall pay CVSI its pro rata portion, based on the Standard Methodology, of the reasonable costs incurred by CVSI in providing the Software Installation Services.

6.2 CVSI shall operate the 1-800 toll free service number used by customers for service inquiries in respect of both OSS Services and CV Products in the U.S. and such customer call handling arrangements as have been maintained under existing practices in each other jurisdiction and shall provide a reasonable number of trained operators to answer incoming calls and to route the calls to the appropriate service personnel (collectively, the "Call Management Services"). CV shall pay CVSI its pro rata portion, based on the Standard Methodology, for the reasonable costs incurred by CVSI in providing the Call Management Services.

6.3 For as long as CV desires access to the MDB and ISIS computer systems and related databases (the "MDB/ISIS Systems"), CVSI shall maintain the MDB/ISIS Systems and shall provide CV access to such systems and databases in accordance with past practice and shall use such systems and databases to provide CV contract administration services, including timely and accurate invoicing, addressing customer inquiries, providing appropriate notices and related administrative functions relating to the Customer Contracts that have not been terminated or transferred to CVSI (the "Contract Administration Services"). CV shall provide reasonable assistance to CVSI in the provision of the Contract Administration Services. CVSI shall provide the Contract Administration Services to CV free of charge; provided that CV shall be responsible for all compensation and related expenses of all employees of CV who assist in the provision of such services; provided further, that for any periods after the date which is two hundred twenty five (225) days after the Effective Date in which CV desires access to the MDB/ISIS Systems in order to administer CV software customer contracts, CV shall pay CVSI its pro rata portion, based on the ratio of the revenue attributable to CV software customer contracts maintained on the MDB/ISIS Systems for such period to the revenue attributable to Customer Contracts maintained on the MDB/ISIS System for such period, of the reasonable costs incurred by CVSI in maintaining the MDB/ISIS Systems.

6.4 CVSI shall provide services for the renewal of existing contracts with customers who have maintenance agreements covering both OSS Services and CV software products (the "Contract Renewal Services"). CV shall pay CVSI its pro rata portion of the reasonable costs incurred by CVSI in providing the Contract Renewal Services, based on the same rates used in June 1997 to allocate such costs.

6.5 CVSI shall provide CV collection services in such jurisdictions as are indicated by Schedule 6.5 as being those in which CVSI maintains collection or administrative personnel and CV does not maintain collection or administrative personnel (the "Foreign Collection Services"). CVSI shall provide the Foreign Collection Services to CV free of charge.

6.6 CVSI shall pay all suppliers and subcontractors providing goods or services relating to the Business in accordance with its current practices. In the event that CV receives notice that (i) CVSI has failed to make such payments on a timely basis and (ii) such delinquency would have a material and adverse effect on CV's business relationship with such supplier or subcontractor, CV shall provide CVSI with written notice of such delinquency and a description of the circumstances leading it to conclude that such an impact on its business relationship exists. If CVSI notifies CV, within five (5) business days of receipt of notice from CV, that a dispute exists within such supplier or subcontractor, the Liaison Committee shall decide upon the best course of action for the parties to take. If CVSI does not, within five (5) business days of CVSI's receipt of notice, either (i) deliver a notice of dispute, or (ii) pay such supplier or contractor the amounts owed, then CV may pay such supplier or subcontractor the amount owed by CVSI and CVSI shall pay to CV the amount of such payment within five (5) business days after CV's notification of CVSI that such payment has been made. Notwithstanding the foregoing, in the event that CVSI has timely notified CV of a dispute with such supplier of subcontractor, CVSI shall not be obligated to reimburse CV for any payments made by CV that have not been directed by the Liaison Committee.

7.0  FACILITIES SHARING ARRANGEMENTS

     In addition to the sublease of space at the above-mentioned Facilities, the parties agree that, for the period set forth on Schedule 5.1 opposite each respective Facility (the "Facility Transition Period"), CV will provide services listed in this subsection in the Facilities which will be shared by CV and CVSI for CVSI. Any continuation of such services after the termination of the Facility Transition Period will be separately negotiated.

7.1 For the convenience of CVSI, and at CVSI's request, CV shall maintain an inventory of standard office supplies and shall obtain at CVSI's request reasonable amounts of additional standard supply items. CVSI may secure supplies as needed upon request to CV and CV shall secure requested supplies in advance of their intended use. It is expressly understood that CV is acting as the agent of CVSI in purchasing said supplies and is not in the business of retail sales of such merchandise.

7.2 CV shall provide reasonable mailroom support for letters, correspondence, parcels and other mailings, including, without limitation, packaging, weighing and delivering CVSI's mail. The mailroom shall also provide for service by United Parcel Service, Federal Express, DHL or other similar services, including, without limitation, certified mailings. CVSI hereby authorizes CV to receive on behalf of CVSI, mail, parcels and other deliveries arriving in CVSI's name and to hold such items secure until delivery to CVSI's office. CV shall make such delivery promptly upon receipt of such items, unless CVSI requests otherwise in writing.

7.3 CV shall provide fax and copy facilities for CVSI's use in the course of ordinary office demands.

7.4 CVSI shall be entitled to utilize CV's existing travel consulting, building maintenance and cafeteria services.

7.5 CVSI and its employees, agents, customers, visitors and other authorized personnel acting on its behalf shall be entitled to reasonable access to and use of those spaces and facilities existing as common facilities serving the premises, including but not limited to the cafeteria, halls, corridors, exits and entry ways, secretarial areas, conference rooms, reception and waiting area and restroom facilities. CVSI, and its employees will be provided badges and will follow CV's normal security procedures/practices as applicable to employees and to subcontractors and will ensure the same of its agents, customers, visitors and other authorized personnel acting on its behalf.

7.6 CV shall provide on behalf of CVSI, during normal business hours, the services of a receptionist and access to common waiting areas at the building entry ways.

7.7 CVSI shall provide its employees and assure its contractors (i) workers compensation insurance and employers liability insurance with respect to its own personnel with limits of not less than $1,000,000 per occurrence and (ii) property insurance with respect to its own assets. CVSI shall provide, and CV shall be named as additional insured with respect to, a general liability insurance policy for property and for bodily injury to persons not employed by CVSI with limits of not less than $1,000,000 per occurrence. CVSI shall provide to CV on the Effective Date a certificate evidencing the coverage required hereunder and prior notice of either cancellation or any changes of coverage.

7.8 CV shall be responsible for making all routine repairs and performing routine maintenance in and about the office and common areas. Each party shall be responsible for any damages done to their premises by itself or any other person who is on the premises with its consent. CVSI shall not undertake any alteration or modification of the physical interior portions of its office unit. Any alterations or modifications, excluding reasonable office decorations or the placement of particular furnishing or equipment which is undertaken without prior written approval by CV shall be remedied at the expense of CVSI.

7.9 Each party shall be responsible for its own property damage and claims by its own employees related to bodily injury or the employment relationship unless resulting from the negligence or willful misconduct of an employee of the other party.

7.10 CV shall provide CVSI the services set forth in Section 7 free of charge during the Transition Period.

     The premises are to be used solely for conduct of the Business. CVSI shall restrict its use to such purposes and shall not use nor permit the use of the premises for any other purposes without the prior written consent of CV. CVSI will ensure that, prior to performing work at CV's premises, its employees are operating under terms of nondisclosure agreements of a type substantially similar to those in effect between CV and CV's employees prior to the Effective Date.

8.0  TERMINATION OF SERVICES

8.1 CV shall be obligated to provide the following services for an initial period of ninety (90) days from the Effective Date, which period may be extended by either party for up to an additional thirty (30) days, and may be further extended for an additional thirty (30) days upon mutual agreement of the parties, such agreement not to be unreasonably withheld:
     Finance and Accounting Services. Notwithstanding the above, the parties shall use good faith efforts to become self-sufficient in the provision of such services prior to the expiration of the foregoing period, in which case the obligation imposed by this section may be terminated early by mutual agreement of the parties.

8.2 CV shall be obligated to provide the following services for a period ending on December 31, 1997, which period shall be reviewed by the parties sixty
     (60) days after the Effective Date and may be extended as the parties may mutually agree, and shall not be obligated to provide such services thereafter: Corporate Network Services and Telecommunications Services. Notwithstanding the above, the parties shall use good faith efforts to become self-sufficient in the provision of such services prior to the expiration of the foregoing period in which case the obligation imposed by this section may be terminated early by mutual agreement of the parties.

8.3 CVSI shall be obligated to provide the following services for a period ending on December 31, 1997, which period shall be reviewed by the parties sixty (60) days after the Effective Date and may be extended as the parties may mutually agree, and shall not be obligated to provide such services thereafter: Software Installation Services, Call Management Services, Contract Renewal Services and Foreign Collection Services.

8.4 CVSI shall be obligated to provide the following services until the earlier of (i) the assignment or expiration of the then current term of all Customer Contracts that have not been transferred to CVSI or (ii) such time as CV provides notice of its desire to terminate in whole or in part the receipt of such services: Contract Administration Services.

9.0  CV PRODUCT DISTRIBUTION

9.1 Subject to the provisions of Section 9.12, CVSI shall have the non-exclusive right to promote, market and distribute CV Products on a worldwide basis (except to the extent that CV has otherwise granted exclusive rights to others as described on Schedule 9.1 hereto) under the terms and conditions contained herein for a period commencing with the Effective Date and continuing for an initial term of two (2) years, subject to automatic renewal for one (1) additional year unless CVSI fails to meet appropriate performance criteria to be developed by the Liaison Committee (as defined in Section 11) during the second year of such distribution arrangement. After expiration of the initial term and such automatic renewal period (if any), the term of this distribution arrangement will be renewed automatically on each anniversary of the Effective Date for an additional one (1) year period unless either party gives notice to the other party six months prior to the expiration of the current term of its intention to terminate this distribution arrangement. In addition to the above, CV and CVSI shall negotiate in good faith an arrangement pursuant to which CVSI shall have the non-exclusive right to promote, market and distribute CV's family of products currently known as "EPD.CONNECT" and such updates for such products as CV may hereafter develop ("EPD Products"). During the period commencing on the Effective Date until such time as the above mentioned arrangement is negotiated, CVSI will work with CV on a case by case basis to distribute EPD Products under terms consistent with this Section 9.

9.2 To the extent necessary for CVSI to perform the Medusa Services described in Section 3.3 hereto, CVSI shall have the right to use a reasonable number of copies of CV's Medusa line of products, access to on-line service tools, access to knowledge base and access to any other service or diagnositic tools in the locations where such Medusa Services are being rendered solely in connection with the provision of Medusa Services, for so long as CVSI provides Medusa Services to CV pursuant to this Agreement.

9.3 CV may change pricing or may add or delete versions of the CV Products as set forth in CV's then current prevailing price list for such CV Products upon ninety (90) days prior notice to CVSI.

9.4 CVSI shall use commercially reasonable efforts to promote and recommend to its customers of CV Products the software maintenance services provided by CV.

9.5 During the term of this Agreement, orders for the CV Products shall be submitted to CV by CVSI per CV's then current ordering processes and procedures and such CV Products shall be distributed to CVSI by CV directly unless CV is otherwise contractually required to cause delivery of CV Products in a jurisdiction through a third party pursuant to contracts existing as of the date hereof, which will not impact the discount price set forth in Section 9.6 hereof to the extent permitted by law.

9.6 CVSI shall pay to CV, for each copy of the CV Products ordered and shipped, the appropriate then current license fee for the country of installation, less a discount for the CV Products ordered equal to the greater of (i) such discount as is provided to any other distributor in such country whose gross sales of CV Products are equal to or less than CVSI's gross sales in such jurisdiction, or (ii) 50%. License fees will be exclusive of all federal, state, municipal or other governmental excise, sales, use or like taxes and therefore will be subject to an increase in an amount equal to any tax CV may be required to collect or pay upon the sale, license or delivery of the CV Products. Payments shall be made by CVSI to CV in accordance with CV's standard payment terms which are Net 30 days from shipment.

9.7 CV shall permit CVSI to participate in trade shows and/or sales promotional campaigns as mutually agreed between the parties.

9.8 The parties agree to provide each other with appropriate and sufficient technical information in order to allow the parties to establish support and planning programs for their respective operations all in accordance with CV's then current marketing program for CV Products.

9.9 Subject to appropriate protection of CV's Proprietary Information (as defined in Section 15), CVSI will receive access to new CV Products and future technology and technical information at such time as CV makes such information generally available to its distributors in order to develop appropriate marketing and distribution plans. CV will provide CVSI with the appropriate training and course materials to enable CVSI to provide such support.

9.10 CV grants to CVSI a non-exclusive, worldwide, royalty-free license to use CV trademarks, logos and applicable CV Product trademarks for the purposes of the distribution of the CV Products hereunder.

9.11 All of the CV Products furnished hereunder shall be shipped F.O.B. point of shipment. Risk of loss shall pass to CVSI upon delivery to the common carrier. All insurance and transportation expenses shall be born by CVSI.

9.12 During the term of this distribution arrangement, CV shall have the right to grant third parties exclusive rights in one or more industries or one or more geographical regions (other than Australia) unless CVSI reasonably objects to such an arrangement within twenty (20) days after CV provides CVSI written notice of the proposed exclusive arrangement, the reasonableness of the exercise of such a right to object to be determined based upon CVSI's sales efforts in the region, or industry, the existence of alternative markets for which CVSI has distribution rights and the significance of the proposed exclusive distribution arrangement to CV's then existing marketing plan. CV shall ensure that any grant of exclusive rights is reasonably tailored to be no broader than is necessary to effectuate CV's business objectives. If CV grants any exclusive rights in accordance with the provisions of this section, CVSI's rights to distribute CV Products shall be equivalently reduced in scope.

9.13 CVSI shall be solely responsible for and shall indemnify and defend CV from any claim based on any warranty offered by CVSI to end users for CV Products that exceed the scope of or extend beyond the terms of CV's warranties as set forth in CV's Software License Agreement attached hereto as Exhibit C, as may be amended from time to time.

9.14 EXCEPT AS EXPRESSLY PERMITTED IN THIS AGREEMENT OR CV's SOFTWARE LICENSE AGREEMENT, CVSI MAY NOT COPY OR MODIFY ANY CV PRODUCT IN ANY WAY AND MAY NOT AUTHORIZE OR PERMIT ANY THIRD PARTY TO COPY OR MODIFY ANY CV PRODUCT IN ANY WAY WITHOUT RECEIVING THE PRIOR WRITTEN CONSENT FROM CV.

9.15 CV's warranty to CVSI is as contained in the applicable CV Software License Agreement. CV shall not have any responsibility or be liable in contract, tort or otherwise for software acquired from third parties. The warranty set forth in the Software License Agreement as applicable to CV Products is exclusive and in lieu of all other warranties whether statutory, expressed or implied, and the warranties of merchantability and fitness for a particular purpose and all other warranties arising from course of dealing or usage of trade are hereby excluded as they pertain to CV Products.

9.16 In order to permit CVSI to promote the CV Products as required under this
     Section 9, CV grants to CVSI a non-exclusive license to use the "CV", or "Computervision" trademark and logo type and applicable CV Product trademarks or service marks of CV during the term of this Agreement to identify the source of the CV Products in connection with the distribution of CV Products hereunder. CVSI hereby recognizes and shall not challenge or interfere with CV's exclusive rights and in and to trademarks and service marks and trade names that are regularly applied by CV to the CV Products. Unless otherwise provided for this Agreement, CVSI hereby recognizes and shall not challenge CV's exclusive rights and into all patents, copyrights or trade secrets covering the CV Products. CV is authorized to use CVSI's trademarks, service marks and trade names in furtherance of the Agreement, provided that such use is in connection with the marketing and promotional efforts as contemplated herein.

9.17 CV will defend, indemnify, and hold harmless CVSI from any action brought against CVSI as a result of the infringement of any patent, trademark, copyright, or trade secret by any CV Product provided by CV to CVSI under the terms of the Software License Agreement.

9.18 The parties agree that CVSI's distribution of CV Products and EPD Products is meant to be complimentary to CV's distribution of products and CV is the primary distributor of such Products to its customer base. In the event that any channel conflict or competitive situations arise between CV and CVSI under this Section 9, such conflict shall be resolved by the Liaison Committee. Except as otherwise stated herein, nothing in this Agreement shall prohibit or otherwise restrict CV, either directly or through its agents or distributors, from selling or licensing CV Products or EPD Products to users.

10.0 COPIES OF CV PRODUCTS FOR INTERNAL USE

     CV grants to CVSI a royalty-free, non-exclusive, worldwide, non-transferable license to use two server copies and two client copies at CV Services' headquarters and two server copies and two client copies at the headquarters of each CV Services' subsidiary of the CV Products for internal use only, including the demonstration, marketing or promotion of CV Products. CV grants to CVSI a royalty-free, non-exclusive worldwide, non-transferable license to use one copy at CV Services' headquarters and one copy at the headquarters of each CV Services' subsidiary of CV software products distributed by CVSI or for which CVSI provide software services for internal use only. CV will provide software support services for these copies free of charge. CVSI may purchase additional licenses and shall pay to CV an amount based upon CV's standard rates for the software support services to be provided by CV for the software covered by such licenses.

11.0 MANAGEMENT LIAISON COMMITTEE

     For the term of this Agreement, the Parties shall establish a formal Management and Administrative Liaison Committee (the "Liaison Committee") to accomplish the following:

     (1) Ensure that the operating, administrative, and contractual relationship is maintained as contemplated;

     (2) Review and audit the effectiveness of services provided by CVSI to CV; and

     (3) Develop performance goals and cooperative strategies for marketing and utilizing CV products that mutually benefit both organizations.

     The initial members of this Committee shall be:

          For CVSI:                      For CV:

          Stephen Azarian                Jack Lane
          William Foniri                 Anthony N. Fiore, Jr.
          Shiv Verma                     James E. Hayden
          Charles Vinroot                David LaFauci

     Either party may change the designation of its members of the Committee by providing written notice to the other party in accordance with Section 24.

     The Liaison Committee shall use reasonable best efforts to resolve any dispute between the parties that may arise. If the Liaison Committee is unable to resolve any dispute arising from the performance of its functions, and such dispute continues unresolved for 21 days, either party to this agreement may provide written notice to the other party that an impasse exists. In the event of an impasse, such dispute shall be submitted to the Chief Executive Officers of CV and CV Services (the "CEOs") for resolution within 14 days of the date of the declaration of impasse. The CEOs shall use reasonable best efforts to attempt to resolve such dispute for a period of not less than 14 days.

12.0 TERM, DEFAULT AND TERMINATION

12.1 Except with respect to those provisions of this Agreement specifically providing for their term to end on a date other than the third anniversary of the Effective Date, this Agreement shall terminate on the third anniversary of the Effective Date.

12.2 In the event of any default in performance of any material term or provision under this Agreement by either party hereto, the nondefaulting party may send a written default notice to the defaulting party explaining the nature of the default. If such default is not totally cured within (i) fifteen (15) days for payment default after the receipt of the default notice or (ii) thirty (30) days for all other defaults after the receipt of the default notice, the nondefaulting party may deliver a termination notice terminating this Agreement, effective immediately, provided that in the case of a default described in clause (ii) that is capable of being cured such default must first be referred to the Liaison Committee (and if applicable to the CEOs of CV Services and CV pursuant to Section 11). If a party is diligently attempting such a cure, the non-defaulting party shall only have the right to terminate this Agreement if the default is not totally cured within ninety (90) days after the receipt of the default notice and the CEOs are unable to resolve such dispute pursuant to the provisions of Section 11. Termination of this Agreement by either party shall not be deemed an election of remedies or waiver of any claims relating to the other party.

12.3 In the event that either party files a petition in bankruptcy or has such a petition filed against it, which petition is not discharged within thirty
     (30) days after filing, or is placed in a receivership or reorganization proceeding or is placed in a trusteeship involving an insolvency, or ceases doing business in the ordinary course, the other party may terminate this Agreement by giving a termination notice, which termination shall become effective fifteen (15) days after mailing.

12.4 Upon termination of the distribution arrangements set forth in Section 9, CVSI shall immediately cease using and either return or destroy at CV's discretion, any and all CV Products used for demonstration and documentation to CV and certify it has returned or destroyed all originals and copies, in any form, of such materials.

13.0 FORCE MAJEURE

     Neither CV nor CVSI shall have any liability for failure or delay in fulfilling the terms of this Agreement due to strike, war, civil unrest, government regulations, acts of God, or other causes which are unavoidable and beyond its control. The time for performance of either party's obligations hereunder shall automatically be extended for a period equal to the duration of any such delay.

14.0 LIMITATION OF LIABILITY

14.1 Each party shall be liable for and will indemnify and save the other harmless in respect to any claim or loss of damage to property, death or injury to persons that may arise as a result of its negligence or willful misconduct arising from the performance of its obligations hereunder.

14.2 NEITHER PARTY SHALL BE LIABLE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR LOSS OF PROFITS OR REVENUES EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES EXCEPT FOR DAMAGE TO PROPERTY OR DEATH OR INJURY TO PERSONS. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR DAMAGES EXCEEDING THE AMOUNTS PAID FOR THE PRODUCTS OR SERVICES GIVING RISE TO THE CLAIM.

15.0 CONFIDENTIALITY

     The parties hereto shall maintain the confidentiality of all technology, product plans, confidential documents and information, including but not limited to inventions, business or marketing plans including product calendars, technical data and other information which is not publicly available ("Proprietary Information"); provided, however, that CVSI and CV may provide Proprietary Information to such party's attorneys, accountants, lenders and present or potential financing sources if such entities are instructed to maintain confidentiality with respect to such Proprietary Information and the party providing such Proprietary Information to such entity agrees in writing to assume responsibility for any damages resulting from disclosure of Proprietary Information by such entity. The obligations of confidentiality hereunder shall continue for a period of three (3) years from the date of termination of CVSI's right to distribute products in accordance with Section 9 hereof. Proprietary Information does not include information which (i) is or becomes publicly known through no wrongful act or failure to act on the part of either party or (ii) is rightfully known by the receiving party without any proprietary restrictions at the time of receipt of such Proprietary Information.

16.0 GOVERNING LAW AND FORUM SELECTION

     This Agreement shall be governed by, interpreted and enforced in accordance with the law, other than the laws pertaining to conflicts or choice of laws, of the Commonwealth of Massachusetts. Any action brought by either party against the other shall be brought exclusively in the appropriate state or federal courts located in the Commonwealth of Massachusetts.

17.0 ASSIGNMENT

     The distribution arrangement set forth in Section 9 of this Agreement may not be assigned or transferred (including pursuant to a merger, acquisition or otherwise by operation of law) by either party without the prior written consent of the other party. The remaining provisions of this Agreement may not be assigned (whether by merger, acquisition or otherwise by operation of law) without the prior written consent of the other party, which will not be unreasonably withheld, except that either party may assign this Agreement to a wholly owned subsidiary and CVSI may assign this Agreement in connection with the sale of all or substantially all of the Business without the prior written consent of the other party. This Agreement shall be binding on and inure to the benefit of the parties and their permitted successors and assigns.

18.0 ENTIRE AGREEMENT

     This Agreement, including the Exhibits and Schedules, constitutes the entire and exclusive agreement between the parties with respect to the subject matter; provided, however, that if any terms of this Agreement conflict with the terms of the Purchase Agreement, the terms of the Purchase Agreement shall control. All previous discussions and agreements with respect to the subject matter are superseded by this Agreement.

19.0 AMENDMENT

     No amendment or modification to this Agreement, nor any waiver of any rights, will be effective unless consented to in writing by both parties and the waiver of any breach or default will not constitute a waiver of any other right or any subsequent breach or default.

20.0 WAIVER

     No failure by either party to exercise, and no delay in exercising, any right or remedy in respect of any provision of this Agreement will operate as a waiver of such right or remedy.

21.0 ADDITIONAL EFFORTS

     Any services or equipment desired or requested by one party to the other that is not expressly set forth in the terms and conditions of the Agreement are deemed to be intentionally omitted from the terms of this Agreement and will be negotiated by the parties.

22.0 SEVERABILITY

     If any provision of this Agreement is ruled unenforceable, it will be enforced to the extent permissible, the parties will negotiate a substitute valid provision which most nearly effect the parties' intent and the remainder of the Agreement will remain in effect.

23.0 PRESS RELEASES

     Neither party shall make any disclosure or announcement in connection with this Agreement or the performance of this Agreement, including the ongoing relationship, without the prior written consent of the other party which shall be granted or withheld within five (5) working days after request, except as may be required by any laws, regulations or authorities, in which case a copy of the required disclosure or announcement will be submitted to the other party before such disclosure or announcement is made.

24.0 NOTICES

     Any and all notices and any other communications required by this Agreement or by law to be served or given to either party hereto by the other party hereto, shall be, unless otherwise required by law, in writing and deemed duly served and given when personally delivered to the party to whom directed or any other authorized officers, in lieu of such personal service, when delivered via facsimile or when deposited in the United States registered or certified mail, return receipt requested, addressed to:


          Computervision Corporation       CV Services International, Inc.

          100 Crosby Drive                 100 Crosby Drive
          Bedford, MA  01730               Bedford, MA  01730
          Attn: General Counsel            Attn: General Counsel
          Fax:  (617) 275-4432             Fax:  (617) 275-4259

25.0 COUNTERPARTS

     This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute one and the same instrument.

26.0 SURVIVABILITY

     The following paragraphs shall survive the termination of this Agreement (including the termination of the provisions of this Agreement which specifically provide for their term to end on a date other than the third anniversary of the Effective Date pursuant to Section 12.1): 12.4, 14 and 15.

27.0 HEADINGS AND TITLES

     The sections and other headings contained in this Agreement are for reference purposes only and shall not be considered for purposes of interpreting the text hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized representatives.


COMPUTERVISION CORPORATION                 CVSI, INC.

By:  /s/ Anthony N. Fiore, Jr.             By:  /s/ William Foniri
   -----------------------------------        -------------------------------
Title: Vice President of Business          Title:  President
       Operations and General Counsel

Date:  July 18, 1997                       Date:  July 18, 1997